Exhibit 99.1

TELA Bio, Inc. Announces Poster Presentations at the 2020 Minimally Invasive
Surgery Symposium (MISS)

MALVERN, Pa., June 15, 2020 (GLOBE NEWSWIRE) -- TELA Bio, Inc. ("TELA") (Nasdaq: TELA), a commercial stage medical technology company focused on designing, developing and marketing a new category of tissue reinforcement materials to address unmet needs in soft tissue reconstruction, today announced that two abstracts focused on evaluating OviTex® products have been accepted for poster presentations at the 20th annual Minimally Invasive Surgery Symposium (MISS). The MISS conference will take place virtually from June 9 through June 24, 2020.

In one poster presentation, titled, “Reinforced Biologics in MIS Ventral Hernia Repair,” author Geoffrey Slayden, MD, FACS, on behalf of the BRAVO study group, provides results for the 31 ventral hernia patients repaired minimally invasively, either robotically or laparoscopically, at approximately one-year follow-up. Low rates were reported for both surgical site occurrence (SSO) and hernia recurrence. All investigators additionally found OviTex to be easy to use and place in the surgical field.

“We are thankful to the MISS for accepting our abstract to present updated results from our ongoing BRAVO study,” said Dr. Slayden. “The results are very encouraging, especially with an overall incidence rate of SSOs that is lower than those reported in literature and data that continue to reinforce that OviTex products are easy to use in minimally invasive techniques. We look forward to further exploring the performance of OviTex products in robotic hernia repair with the initiation of an additional prospective post-market study.”

In a second poster presentation, titled, “Using a Reinforced Biologic Mesh in a Minimally Invasive Technique for Ventral Hernia Repair,” lead author Paul Szotek, MD, Medical Director of the Indiana Hernia Center, describes a novel single incision technique using OviTex to repair ventral hernias in 27 complex patients. Dr. Szotek reports no cases of recurrence and a low rate of SSO at an average follow-up of 9 months despite a challenging patient population.

“Over the past 18-months, hernia patients in my practice continue to ask about minimally invasive surgical approaches and increasingly express concern about permanent synthetic mesh based on what they see and hear in the news,” said Dr. Szotek. “These results are exciting because they demonstrate that surgeons can achieve excellent clinical outcomes utilizing the minimally invasive repair techniques desired by patients while reaching a shared decision on a reinforcement option designed to minimize the risks related to permanent synthetic materials.”

Additional details for the MISS virtual conference are available online at:

https://www.globalacademycme.com/conferences/miss/full-agenda.

About TELA Bio, Inc.

TELA Bio, Inc. is a commercial stage medical technology company focused on designing, developing, and marketing a new category of tissue reinforcement materials to address unmet needs in soft tissue reconstruction. TELA's products are designed to improve on shortcomings of existing biologics and minimize long-term exposure to permanent synthetic material. TELA's portfolio is supported by quality, data-driven science and extensive pre-clinical research that has consistently demonstrated advantages over other commercially available products.

TELA Bio Contact

Stuart Henderson

Vice President, Corporate Development and Investor Relations
TELA Bio, Inc.
484-320-2930

Investor Contact

Greg Chodaczek

347-620-7010
ir@telabio.com